Exhibit 99.1

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909)783-5287

P R E S S  R E L E A S E
For Immediate Release
Tuesday, August 7, 2007
STATER BROS. HOLDINGS INC. ANNOUNCES THIRD QUARTER RESULTS
SALES AND NET INCOME INCREASE AT STATER BROS.
Colton, California (August 7, 2007)- Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week third quarter and thirty-nine week year-to-date period ended on June 24, 2007.
Sales for the thirteen week third quarter ended June 24, 2007, increased 2.71% to $910.2 million compared to $886.2 million for the third quarter ended June 25, 2006. Like store sales increased 1.73% or $14.7 million for the thirteen weeks ended June 24, 2007. These are record sales for the third quarter.
Total sales for the thirty-nine weeks ended June 24, 2007, increased $63.5 million or 2.43% and amounted to $2.68 billion compared to $2.62 billion for the same period in fiscal 2006. Year-to-date like store sales increased 1.55% in fiscal 2007 compared to the same period in fiscal 2006.
The Company reported net income for the thirteen week third quarter ended June 24, 2007 of $15.6 million compared to net income of $5.7 million for the thirteen weeks ended June 25, 2006. Net income for the fiscal year-to-date periods amounted to $39.0 million in 2007 and $15.3 million in 2006.
Brown said; “We are pleased with our operating results for the quarter and the first thirty-nine weeks of our fiscal year. Our sales and earnings trends continue to reflect positively on our operations. I’m especially pleased with our expense control and continued improvement in shrink management. We remain committed to our ‘Valued Customers’ and to providing them a friendly and satisfying shopping experience on each and every one of their visits to our Supermarkets. Our continued commitment to being the low price leader is even more important to the families we serve during these tight economic conditions.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 163 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies, manufacturer of quality “Heartland Farms” dairy products.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 70 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks Ended		39 Weeks Ended
	06/25/06	06/24/07	06/25/06	06/24/07

Sales	$886,221	$910,229	$2,617,138	$2,680,645

Gross profit	229,700	253,787	688,927	745,121

Operating expenses
Selling, general and administrative expenses	193,451	199,849	590,227	605,335
Depreciation and amortization	11,898	12,313	33,315	36,282

Total operating expenses	205,349	212,162	623,542	641,617

Operating profit	24,351	41,625	65,385	103,504

Interest income	2,627	4,930	7,515	10,475
Interest expense	(14,731)	(20,782)	(44,271)	(48,816)
Other income (expenses), net	(702)	159	(1,395)	(9)

Income before income taxes	11,545	25,932	27,234	65,154

Income taxes	5,803	10,330	11,984	26,190

Net income	$5,742	$15,602	$15,250	$38,964

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	9/24/06	06/24/07
Assets
Current assets
Cash	$198,545	$274,096
Restricted cash	24,121	8,121
Short-term investments	26,849	—
Receivables, net	39,173	48,352
Inventories	196,031	199,328
Other	30,122	30,751

Total current assets	514,841	560,648

Property and equipment, net	497,073	564,268

Deferred debt issuance costs, net	15,972	17,828
Other assets	30,206	44,624

Total assets	$1,058,092	$1,187,368

Liabilities and stockholder’s equity (deficit)
Current liabilities
Accounts payable	$155,827	$153,635
Accrued expenses and other liabilities	124,680	115,594
Current portion of capital lease obligations	1,054	974

Total current liabilities	281,561	270,203

Long-term debt	700,000	810,000
Capital lease obligations, less current portion	7,294	6,551
Other long-term liabilities	80,316	92,729

Total stockholder’s equity (deficit)	(11,079)	7,885

Total liabilities and stockholder’s equity (deficit)	$1,058,092	$1,187,368